Exhibit 3.1

FOURTH AMENDED AND RESTATED
BYLAWS
OF
BIO-TECHNE CORPORATION

Effective April 26, 2022

Article 1.

OFFICES
1.1)Offices.  The principal office of the corporation shall be 614 McKinley Place N.E., Minneapolis, Minnesota 55413, and the corporation may have offices at such other places within or without the State of Minnesota as the Board may designate.
Article 2.

MEETINGS OF SHAREHOLDERS
2.1)Regular Meetings.  Regular meetings of the shareholders of the corporation entitled to vote shall be held at the principal office of the corporation or at such other place, within or without the State of Minnesota, as is designated by the Board of Directors, or by written consent of all the shareholders entitled to vote thereat, at such time on such day of each year as shall be determined by the Board of Directors or by the Chief Executive Officer.  Regular meetings also may be held by any means of remote communication in accordance with Section 2.7 hereof, if designated by the Board of Directors, except that a meeting called by or at the demand of a shareholder shall be held in the county where the principal executive office of the corporation is located.  At each regular meeting, the shareholders, voting as provided in the Articles of Incorporation, shall elect directors and shall transact such other business as shall properly come before the meeting.
2.2)Special Meetings.
(a)Special meetings of the shareholders entitled to vote may be called at any time by the Chair of the Board, the Chief Executive Officer, the Chief Financial Officer, two (2) or more directors, or a shareholder or shareholders holding ten percent (10%) or more of the voting power of all shares entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by twenty-five percent (25%) or more of the voting power of all shares of the corporation entitled to vote).
(b)Special meetings, including any postponements or adjournments thereof, shall be held on the date and at the time and place fixed by the Chair of the Board or the Board of Directors, except that a special meeting called by or at demand of a shareholder or shareholders shall be held in the county where the principal executive office is located.
(c)A shareholder or shareholders holding the requisite percentage of the voting power of all shares entitled to vote may demand a special meeting of the shareholders by delivering a written notice of demand signed by the shareholder or shareholders demanding such special meeting to the Chief Executive Officer or the Chief Financial Officer of the corporation at the principal executive office of the corporation by registered mail, return receipt requested. Such written demand shall (1) set forth a statement of the specific purpose or purposes of such special meeting and the matters proposed to be acted on at such special meeting, (2) include the information required by Section 2.10, Section 2.11 and Section 2.12 hereof as if each item of business or director nominee, as applicable, were to be considered at a regular meeting of shareholders, (3) bear the date of signature of each shareholder signing such demand and (4) include an acknowledgment by each shareholder that any disposition of shares of common stock as to which such shareholder has beneficial ownership as of the date of delivery of such demand and prior to the meeting date for the proposed special meeting requested by such shareholder shall constitute a revocation of such demand with respect to such shares. In addition, such shareholder or shareholders shall promptly provide any other information reasonably requested by the corporation to allow it to satisfy its obligations under applicable law.
(d) Within 30 days after receipt of a valid demand for a special meeting of shareholders in compliance with this Section 2.2, the Board of Directors shall cause a special meeting of shareholders to be called and held on notice no later than 90 days after receipt of such demand, all at the expense of the corporation. Any shareholder may revoke a demand for a special meeting at any time prior to the commencement of the special meeting by written revocation delivered to the Chief Executive Officer or the Chief Financial Officer at the principal executive office of the corporation. If, following such revocation at any time before the commencement of the special meeting, the beneficial ownership of the remaining shareholders who demanded the special meeting is in the aggregate less than the percentage of shares required to demand a special meeting under Section 2.2(a), the Board of Directors, in its discretion, may cancel such special meeting.
(e) In connection with a special meeting demanded by one or more shareholders in accordance with this Section 2.2, the shareholder or shareholders shall further update the information previously provided to the corporation in connection with the written demand for a special meeting, so that the information provided or required to be provided in such demand shall continue to be true and correct (1) as of the record date for such special meeting and (2) as of the date that is ten (10) business days prior to such special meeting or any postponement or adjournment thereof. Such update shall be delivered to, or mailed and received by, the Chief Executive Officer or Chief Financial Officer of the corporation at the principal executive office of the corporation not later than five (5) business days after the record date for the meeting (in the case of the update required to be made as of the record date) and not later than eight (8) business days prior to the date for the meeting, or if practicable, any adjournment or postponement thereof, or if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned, postponed or rescheduled (in the case of the update required to be made as of ten (10) business days prior to the meeting or any postponement or adjournment thereof). For the avoidance of doubt, any information provided pursuant to this Section 2.2(e) shall not be deemed to cure any deficiencies in any demand under this Section 2.2.
(f)Notwithstanding the foregoing, the corporation shall not be required to convene a special meeting demanded by one or more shareholders of the corporation if (1) the demand for such special meeting does not comply with this Section 2.2, (2) the demand relates to an item of business that is not a proper subject for action by the shareholders of the corporation under applicable law or (3) the demand was made in a manner that involved a violation of Regulation 14A under the Securities and Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), or other applicable law.  Compliance by the demanding shareholder or shareholders with the requirements of this Section 2.2 and related provisions hereunder shall be determined by the Board of Directors, which determination shall be conclusive and binding on the shareholder or shareholders making such demand for a special meeting. Except in accordance with this Section 2.2, shareholders shall not be permitted to make director nominations or propose business to be brought before a special meeting of shareholders called by any shareholder pursuant to this Section 2.2. For the avoidance of doubt, nothing herein shall prohibit the Board of Directors from submitting director nominations or other business to a vote of the shareholders at a special meeting called by one or more shareholders.

2.3)Notice of Meetings.  Except as otherwise specified in Section 2.4 or required by law, written or, as permitted by law, electronic notice of regular or special meetings of shareholders, shall be given not less than five (5) days prior to the date of the meeting to each holder of shares entitled to vote.  The notice shall set out the place (or participation instructions, if participation by remote communication may occur in accordance with Section 2.7 hereof), date and time of such meeting.  Notice of any special meeting shall state the purpose or purposes of the proposed meeting, and business transacted at all special meetings shall be confined to the purposes stated in the notice.  A shareholder may waive notice of any meeting before, at or after the meeting, in writing, orally or by attending or participating in the meeting in person, by proxy or by means of remote communication.  Presence at a meeting by any shareholder, whether in person, by proxy or by means of remote communication, is a waiver of notice of that meeting unless the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at the meeting and does not participate in the consideration of the item at that meeting. Any previously scheduled meeting of shareholders may be postponed, and any special meeting of the shareholders (other than any special meeting called by shareholders) may be cancelled, by resolution of the Board of Directors, provided that the corporation provides notice pursuant to the Minnesota Business Corporation Act, as amended (the “Minnesota Statutes”).
2.4)Quorum and Adjourned Meeting.  The holders of a majority of all shares outstanding and entitled to vote, represented either in person or by proxy (including participation by means of remote communication), shall constitute a quorum for the transaction of business at any regular or special meeting of shareholders.  The shareholders present at a duly called meeting at which a quorum is present may continue to transact business until the meeting is closed by the chair, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Any meeting of shareholders of the corporation may be adjourned or recessed from time to time to reconvene at the same or some other place, if any, by holders of a majority of the voting power of the corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person, by proxy or by means of remote communication, though less than a quorum, or by the chair or secretary of such meeting, and notice need not be given of any such adjourned or recessed meeting if the time and place, if any, thereof, and the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such adjourned or recessed meeting, are announced at the meeting at which the adjournment or recess is taken. At the adjourned or recessed meeting, the corporation may transact any business that might have been transacted at the original meeting.
2.5)Conduct of Meetings.  Meetings of shareholders shall be presided over by such person as the Board of Directors may designate as chair of the meeting, or in the absence of such a person, the Chair of the Board, or if none or in the Chair of the Board’s absence or inability to act, the Chief Executive Officer, or if none or in the Chief Executive Officer’s absence or inability to act, the Lead Director, or if none or in the Lead Director’s absence or inability to act, the President, or if none or in the President’s absence or inability to act, a Vice President, or, if none of the foregoing is present or able to act, by a chair to be chosen by the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting. The Secretary, or in the Secretary’s absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the chair of the meeting shall appoint any person present to act as secretary of the meeting. The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chair of the meeting shall have the right and authority to convene and adjourn the meeting and to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting, including  without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to shareholders of record of the corporation, their duly authorized proxies or such other persons as the chair of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; (f) limitations on the time allotted to questions or comments by participants; (g) removal of any shareholder or any other individual who refuses to comply with meeting procedures, rules or guidelines; (h) conclusion, recess or adjournment of the meeting (whether or not a quorum is present) to a later date and time and at a place, if any, announced at the meeting; (i) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (j) rules, regulations or procedures for compliance with any state and local laws and regulations concerning safety, health and security; (k) procedures (if any) requiring attendees to provide the corporation advance notice of their intent to attend the meeting and (l) any guidelines and procedures as the chair may deem appropriate regarding the participation by means of remote communication of shareholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication.  The chair of a meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, may determine and declare to the meeting that a matter of business was not properly brought before the meeting, and, if the chair should so determine, the chair shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered.
2.6)Voting.  At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person or by proxy.  A shareholder may cast or authorize the casting of a vote by (1) filing a written appointment of a proxy, signed by the shareholder, with an officer of the corporation at or before the meeting at which the appointment is to be effective, or (2) telephonic transmission or authenticated electronic communication, whether or not accompanied by written instructions of the shareholder, of an appointment of a proxy with the corporation or the corporation’s duly authorized agent at or before the meeting at which the appointment is to be effective, in compliance with Section 302A.449 of the Minnesota Statutes.  Each shareholder shall have one (1) vote for each share having voting power standing in such shareholder’s name on the books of the corporation except as may be otherwise provided in the terms of the share.  Subject to the rights, if any, of the holders of one or more classes or series of preferred stock issued by the corporation, voting separately as a series to elect directors in accordance with the terms of such preferred stock, each director shall be elected by the vote of a majority of the votes cast with respect to the director at a meeting of shareholders called for such purpose at which a quorum is present, provided that, at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors. For purposes of this Section 2.6, a “majority of the votes cast” means the number of votes cast “for” the election of a director must exceed the number of votes cast “against” the election of a director. All matters other than elections shall be determined by a majority vote of the number of shares entitled to vote and represented at any meeting at which there is a quorum except in such cases as shall otherwise be required by statute, the Articles of Incorporation or these Bylaws.
2.7)Remote Communications.   The Board of Directors may determine that any regular or special meeting of shareholders may be held by any means of remote communication through which shareholders and proxies may participate, if notice of the meeting is given to every holder of shares entitled to vote in compliance with Section 302A.436 of the Minnesota Statutes, and if the number of shares held by the shareholders participating in the meeting (whether directly or by proxy) would be sufficient to constitute a quorum at a meeting.  Participation by that means constitutes presence of such shares at the meeting in person for all purposes, or by proxy for all purposes if the requirements of Section 302A.449 of the Minnesota Statutes are met. The Board of Directors may determine that shareholders and proxies not physically present at any regular or special meeting held at a designated physical location may participate by any means of remote communication.  Participation by that means constitutes presence of such shares at the meeting in person for all purposes, or by proxy for all purposes if the requirements of Section 302A.449 of the Minnesota Statutes are met.
2.8)Record Date.  The Board of Directors may fix a time, not exceeding sixty (60) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at such meeting, notwithstanding any transfer of any shares on the books of the corporation after any record date so fixed.  The Board of Directors may close the books of the corporation against transfer of shares during the whole or any part of such period.
2.9)Order of Business.
(a)At any regular meeting of the shareholders, only such nominations of individuals for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at a regular meeting, and proposals of other business to be properly brought before a regular meeting, nominations and proposals of other business must be:  (i) specified in the corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly made at the regular meeting by or at the direction of the Board of Directors or (iii) otherwise properly requested to be brought before the regular meeting by a shareholder of the corporation in accordance with these Bylaws. For nominations of individuals for election to the Board of Directors or proposals of other business to be properly requested by a shareholder to be made at a regular meeting, a shareholder must (A) be a shareholder of record at the time of giving of notice of such regular meeting by or at the direction of the Board of Directors through the time of the regular meeting, (B) be entitled to vote at such regular meeting (without giving effect to any proxy, voting agreement or other arrangement pursuant to which such shareholder may have been granted the right to act for another shareholder or vote in respect of stock at such regular meeting) and (C) comply with the procedures set forth in Section 2.9, Section 2.10, Section 2.11 and Section 2.12 of these Bylaws as to such business or nomination. The immediately preceding sentence shall be the exclusive means for a shareholder to make nominations or propose other business to be considered at a regular meeting of shareholders (other than (1) nominations made pursuant to Section 2.13 of these Bylaws and (2) matters that are (x) properly brought under Rule 14a-8 under the Exchange Act and (y) included in the corporation’s notice of meeting).
(b)At any special meeting of shareholders, only such business shall be conducted or considered at a special meeting of shareholders as shall have been properly brought before the meeting pursuant to the corporation’s notice of meeting.  To be properly brought before a special meeting, proposals of business must be (i) specified in the corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or (ii) otherwise properly brought before the special meeting, by or at the direction of the Board of Directors or in accordance with Section 2.2 of these Bylaws; provided, however, that nothing herein shall prohibit the Board of Directors from submitting additional matters to shareholders at any such special meeting.

Nominations of individuals for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the corporation’s notice of meeting (A) by or at the direction of the Board of Directors, (B) by a shareholder pursuant to Section 2.2 or (C) provided that the Board of Directors has determined that directors shall be elected at such meeting by any shareholder of the corporation who (1) is a shareholder of record at the time of giving of notice of such special meeting through the time of the special meeting, (2) is entitled to vote at the meeting (without giving effect to any proxy, voting agreement or other arrangement pursuant to which such shareholder may have been granted the right to act for another shareholder or vote in respect of stock at such special meeting) and

(3) complies with the procedures set forth in Section 2.2, Section 2.9, Section 2.10, Section 2.11 and Section 2.12 of these Bylaws as to such nomination.

This Section 2.9(b) shall be the exclusive means for a shareholder to make nominations or propose other business to be considered at a special meeting of shareholders.

(c)Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the chair of any regular or special meeting shall have the power and the duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bylaws and, if any proposed nomination or other business was not made or proposed in compliance with these Bylaws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded, notwithstanding that proxies with respect to such vote may have been received by the corporation.
(d)Notwithstanding anything to the contrary contained in these Bylaws, only persons who are nominated in accordance with the procedures set forth in these Bylaws, including Section 2.2, Section 2.9, Section 2.10, Section 2.11, Section 2.12 and Section 2.13 hereof, shall be eligible for election as directors.
2.10)Advance Notice of Shareholder Business and Nominations.
(a)For a regular meeting of shareholders, subject to Section 2.12 of these Bylaws, for any nominations or any other business to be properly brought before a regular meeting by a shareholder pursuant to Section 2.9(a) of these Bylaws, the shareholder must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by Section 2.11 of these Bylaws), and timely updates and supplements thereof, in each case in proper form, in writing to the Secretary, and such other business must otherwise be a proper matter for shareholder action.

To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than 5:00 p.m. Eastern Time on the one hundred twentieth (120th) day and not later than 5:00 p.m. Eastern Time on the ninetieth (90th) day prior to the first anniversary of the preceding year’s regular meeting; provided, however, that, in the event that no regular meeting was held in the previous year or the date of the regular meeting is more than thirty (30) days before or more than sixty (60) days after the first anniversary of the preceding year’s regular meeting, then, to be timely, notice by the shareholder must be so delivered not later than 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which public announcement (as defined below) is first made of the date of the regular meeting.  In no event shall any adjournment, recess, postponement or rescheduling of a regular meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s regular meeting, a shareholder’s notice required by this Section 2.10(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which the public announcement specifying the size of the increased Board of Directors is first made by the corporation.

In addition, to be considered timely, a shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the corporation not later than 5:00 p.m. Eastern Time five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 5:00 p.m. Eastern Time eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof. A shareholder’s notice shall also be updated so that the information required by Section 2.10(c)(i)(C) is current through the date of the meeting or any adjournment, postponement or rescheduling thereof, and such update shall be delivered in writing to the Secretary at the principal executive offices of the corporation no later than two (2) business days after the occurrence of any material change to the information previously disclosed pursuant to Section 2.10(c)(i)(C).  For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a shareholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the shareholders.

(b)For a special meeting of shareholders, subject to Section 2.12 of these Bylaws, in the event the corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder may nominate an individual or individuals (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, provided that the shareholder gives timely notice thereof (including the completed and signed questionnaire, representation and agreement required by Section 2.11 of these Bylaws), and timely updates and supplements thereof, in each case in proper form, in writing, to the Secretary.

To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than 5:00 p.m. Eastern Time on the ninetieth (90th) day prior to the date of such special meeting and not later than 5:00 p.m. Eastern Time on the later of the sixtieth (60th) day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than seventy (70) days prior to the date of such special meeting, 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall any adjournment, recess, postponement or rescheduling of a special meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

In addition, to be considered timely, a shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the corporation not later than 5:00 p.m. Eastern Time five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 5:00 p.m. Eastern Time eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.  For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a shareholder who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees.

(c)The shareholder’s notice must also be in proper form, and to be in proper form, a shareholder’s notice to the Secretary must include the following, as applicable:

(i) As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (A) the name and address of such shareholder, as they appear on the corporation’s books, of such beneficial owner, and of each of their respective affiliates and associates (as each is defined below), (B) (1) the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record by such shareholder, such beneficial owner and/or any of their respective affiliates or associates, and the date(s) on which such shares were acquired and the investment intent of such acquisition, (2) the name of each nominee holder for, and number of, any securities of the corporation owned beneficially but not of record by such shareholder, such beneficial owner and/or any of their respective affiliates or associates and any pledge by such shareholder, such beneficial owner and/or any of their respective affiliates or associates with respect to any of such securities, (3) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the corporation, through the delivery of cash or other property or otherwise, and without regard to whether the shareholder of record, the beneficial owner or any their respective affiliates or associates may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, and without regard to whether such instrument, contract or right is required to be reported on a Schedule 13D, 13F or 13G   (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder, such beneficial owner and/or any of their respective affiliates or associates, (4) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder, such beneficial owner and/or any of their respective affiliates or associates has any right or obligation to vote any class or series of shares of the corporation, (5) any agreement, arrangement, understanding or relationship, including any repurchase, “stock borrowing” or similar agreement or arrangement (regardless of the purpose or effect of such repurchase, “stock borrowing” or other similar agreement or arrangement), involving such shareholder, such beneficial owner and/or any of their respective affiliates or associates, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder, such beneficial owner and/or any of their respective affiliates or associates with respect to any class or series of the shares of the corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the corporation (any of the foregoing, a “Short Interest”), (6) any rights to dividends on the shares of the corporation owned beneficially by such shareholder, such beneficial owner and/or any of their respective affiliates or associates that are separated or separable from the underlying shares of the corporation, (7) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder, such beneficial owner and/or any of their respective affiliates or associates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (8) any performance-related fees (other than an asset-based fee) to which such shareholder, such beneficial owner and/or any of their respective affiliates or associates is entitled based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, including any such interests held by members of the immediate family sharing the same household of such shareholder, such beneficial owner and/or any of their respective affiliates or associates, (9) any significant equity interests or any Derivative Instruments or Short Interests in any Competitor (as defined below) held by such shareholder, such beneficial owner and/or any of their respective affiliates or associates, (10) any direct or indirect interest of such shareholder, such beneficial owner and/or any of their respective affiliates or associates in any contract with the corporation, any affiliate of the corporation or any Competitor (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (11) any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the corporation), by security holdings or otherwise, of such shareholder, such beneficial owner and/or any of their respective affiliates or associates in the corporation or any affiliate thereof, other than an interest arising from the ownership of corporation securities where such shareholder, such beneficial owner and/or any of their respective affiliates or associates receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series; (C) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such shareholder, such beneficial owner and/or any of their respective affiliates or associates (regardless of whether such person or entity is actually required to file a Schedule 13D), (D) any other information relating to such shareholder, such beneficial owner and/or any of their respective affiliates or associates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (E) a representation that such shareholder intends to appear in person or by proxy at the meeting to present such shareholder’s business or nominees, as applicable, and an acknowledgment that, if such shareholder (or a duly authorized representative of such shareholder) does not appear to present such shareholder’s business or nominees, as applicable, at such meeting, the corporation need not present such business or nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the corporation, (F) a complete and accurate description of any pending or threatened legal proceeding in which such shareholder, such beneficial owner and/or any of their respective affiliates or associates is a party or participant involving the corporation or, to such shareholder’s knowledge, any officer, director, affiliate or associate of the corporation, (G) a representation as to whether such shareholder, such beneficial owner or any of their respective affiliates intends to solicit proxies in support of director nominees other than the corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act and (H) a representation that none of such shareholder, such beneficial owner or any of their respective affiliates or associates, has breached any contract or other agreement, arrangement or understanding with the corporation except as otherwise disclosed pursuant to this Section 2.10(c)(i)(H);

(ii) If the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, a shareholder’s notice must, in addition to the matters set forth in paragraph (i) above, also set forth:  (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder, such beneficial owner and each of their respective affiliates or associates in such business, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the Articles of Incorporation or these Bylaws, the text of the proposed amendment) and (C) a description of all agreements, arrangements and understandings between or among any of such shareholder, such beneficial owner and any of their respective affiliates or associates, on the one hand, and any other person(s) or entity(ies), on the other hand, (including their names) in connection with the proposal of such business by such shareholder;

(iii)  As to each individual, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in paragraph (i) above, also set forth: (A) the name, age, business address, residential address, principal occupation and employment of such individual, (B) all other information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such shareholder, such beneficial owner or any of their respective affiliates and associates, on the one hand, and each proposed nominee or any of his or her respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made or any of their respective affiliates or associates were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(iv)  With respect to each individual, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in paragraphs (i) and (iii) above, also include a completed and signed questionnaire, representation and agreement required by Section 2.11 of these Bylaws. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. The Board of Directors may require any proposed nominee to submit to interviews with the Board of Directors or any committee thereof and such proposed nominee shall make himself or herself available for any such interviews within no less than ten (10) business days following the date of such request.

(d)  For purposes of these Bylaws, “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

(e)  For purposes of these Bylaws, “Competitor” shall mean any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the corporation or its affiliates.

(f)  For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed or furnished by the corporation with the Securities and Exchange Commission.

2.11)Submission of Questionnaire, Representation and Agreement.  To be eligible to be a nominee of any shareholder for election or reelection as a director of the corporation, the person proposed to be nominated must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.10 of these Bylaws) to the Secretary at the principal executive offices of the corporation a completed and signed questionnaire (the form of which the nominating shareholder shall request in writing from the Secretary and which the Secretary shall provide to such shareholder within ten (10) days after receiving such request) with respect to the background and qualification of such person to serve as a director of the corporation and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made and a signed representation and agreement (the form of which the nominating shareholder shall request in writing from the Secretary and which the Secretary shall provide to such shareholder within ten (10) days after receiving such request) that such person:  (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any Compensation Arrangement (as defined in Section 2.13(a) of these Bylaws) that has not been disclosed therein, (c) if elected as a director of the corporation, will comply with all applicable rules of any securities exchanges upon which the corporation’s securities are listed, the Articles of Incorporation, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the corporation generally applicable to directors (which other guidelines and policies will be provided to such nominee within five (5) business days after the Secretary receives any written request therefor from such nominee), and all applicable fiduciary duties under state law (d) if elected as a director of the corporation, will act in the best interests of the corporation and its shareholders and not in the interests of individual constituencies, (e) consents to being named as a nominee in the corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the corporation and agrees to serve if elected as a director and (f) intends to serve as a director for the full term for which such individual is to stand for election.
2.12)Additional Requirements.
(a)Only such persons who are nominated in accordance with the procedures set forth in these Bylaws and who satisfy the director qualifications set forth in Section 3.11 below shall be eligible to be elected to serve as directors, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws. The number of nominees a shareholder may nominate for election at a meeting of shareholders shall not exceed the number of directors to be elected at such meeting. Notwithstanding the foregoing provisions, unless otherwise required by law, if a shareholder (or a qualified representative thereof) does not appear at the annual or special meeting of shareholders of the corporation to present such shareholder’s nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be considered, notwithstanding that proxies in respect of such vote may have been received by the corporation.
(b)The Board of Directors may request that any shareholder making a nomination or proposing business to be brought before a regular or special meeting of shareholders furnish such additional information as may be reasonably required by the Board of Directors. Such shareholder shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.
(c)If a shareholder, beneficial owner or any of their respective affiliates or associates no longer intends to solicit holders of shares of the corporation in accordance with the representation made pursuant to Section 2.10(c)(i)(G), such shareholder shall inform the corporation of this change by delivering a writing to the Secretary at the principal executive offices of the corporation no later than two (2) business days after the occurrence of such change.  If a shareholder, beneficial owner or any of their respective affiliates or associates (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) such person or entity subsequently fails to comply with the requirements of Rules 14a-19(a)(2) and (3) under the Exchange Act, then the corporation shall disregard any proxies for any proposed nominees on the corporation’s proxy card other than the corporation’s nominees.  Upon request by the corporation, if any shareholder, beneficial owner or any of their respective affiliates or associates provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such shareholder shall deliver to the corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.
(d)In addition to complying with the provisions of these Bylaws, any shareholder making a nomination or proposing business to be brought before a regular or special meeting of shareholders shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in these Bylaws.  Nothing herein shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) under the Exchange Act (and any proposal included in the corporation’s proxy statement pursuant to such Rule shall not be subject to any of the advance notice requirements in these Bylaws).
2.13)Proxy Access.
(a)Definitions. For purposes of this Section 2.13, the following terms shall have the following meanings:

(i)“Authorized Group Member” shall mean, with respect to any nomination by a Nominating Group (as defined below), the member of that Nominating Group that is authorized to act on behalf of all members of that Nominating Group with respect to matters relating to the nomination, including withdrawal of the nomination.

(ii)“Compensation Arrangement” shall mean any direct or indirect compensatory payment or other financial agreement, arrangement or understanding with any person or entity other than the corporation, including any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, nomination, service or action as a nominee or as a director of the corporation.

(iii)“Eligible Shareholder” shall mean a person or entity who has either (A) been a record holder of shares of common stock of the corporation used to satisfy the eligibility requirements in Section 2.13(d) continuously for the required three (3)-year period or (B) provides to the Secretary of the corporation, within the time period referred to in Section 2.13(e), evidence of continuous Ownership of such shares for such three (3)-year period from one or more securities intermediaries.

(iv) “Maximum Number” shall mean that number of directors constituting the greater of (A) two (2) or (B) twenty percent (20%) of the number of members of the Board of Directors which, at such time, the holders of common stock of the corporation are entitled to elect, on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.13 (rounded down to the nearest whole number), which number shall be reduced as set forth in Section 2.13(c)(i).

(v) “Minimum Percentage” shall mean three percent (3%) of the number of outstanding shares of common stock of the corporation as provided in the most recent Exchange Act filing made by the corporation with the SEC immediately prior to the submission of the Nomination Notice.

(vi) “Nominating Shareholder” shall mean any Eligible Shareholder or group of no more than 20 shareholders (a “Nominating Group”) that, individually and collectively, in the case of a Nominating Group, satisfies the requirements to qualify as an Eligible Shareholder and that (A) has (individually and collectively, in the case of a Nominating Group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 2.13 (including, without limitation, the timely submission of a Nomination Notice that meets the requirements set forth in this Section 2.13) and (B) has nominated a Shareholder Nominee.

(vii) “Nomination Notice” shall mean all information and documents that a Nominating Shareholder is required to submit to the Secretary of the corporation pursuant to Section 2.13(f).

(viii) “Own” shall mean possession, with respect to those outstanding shares of common stock of the corporation entitled to vote generally for the election of directors of the corporation, of both: (A) the full voting and investment rights pertaining to such shares and (B) the full economic and financial interest in (including the full and complete opportunity for profit and risk of loss on) such shares; provided, however, that the number of shares calculated with respect to a shareholder in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale; (2) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell; or (3) subject to any option, warrant, forward contract, swap, contract of sale or other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock of the corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such shareholder’s or affiliate’s full right to vote or direct the voting of any such shares or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate, other than any such arrangements solely involving a national or multi-national multi-industry market index. A shareholder shall “Own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A shareholder’s Ownership of shares shall be deemed to continue during any period in which (A) the shareholder has loaned such shares, provided that the shareholder has the power to recall such loaned shares on notice of five (5) business days or less, or (B) the shareholder has delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the shareholder. The terms “Owned,” “Owning,” “Ownership” and other variations of the word “Own” shall have correlative meanings.

(ix)“Shareholder Nominee” shall mean any person nominated for election pursuant to this Section 2.13.

(x)“Stock Exchange Rules” shall mean the rules of any stock exchange on which the corporation’s securities are traded.

(b)Proxy Access at Regular Meetings. Subject to the satisfaction of the requirements of this Section 2.13, if expressly requested in the relevant Nomination Notice, the corporation shall include in its proxy statement for any regular meeting of shareholders:

(i)the name of any Shareholder Nominee, which shall also be included on the corporation’s form of proxy and ballot;

(ii)disclosure about the Shareholder Nominee and the Nominating Shareholder required under the rules of the SEC or other applicable law, rule or regulation to be included in the proxy statement; and

(iii)a statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of the Shareholder Nominee’s election to the Board of Directors (subject to Section 2.13(g)(iii)), but only if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder.

For the avoidance of doubt, the provisions of this Section 2.13 shall not apply to any special meeting of shareholders.

(c)Maximum Number of Shareholder Nominees.

(i)The corporation shall not be required to include in the proxy statement for a regular meeting of shareholders more Shareholder Nominees than the Maximum Number. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 2.13(e) but before the date of the regular meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.  The Maximum Number for a particular regular meeting shall be reduced by:

(A) Shareholder Nominees whose nominations for election at such regular meeting are subsequently withdrawn;

(B)Shareholder Nominees whom the Board of Directors itself decides to nominate for election at such regular meeting;

(C)the number of incumbent directors or director candidates (including candidates who are not Shareholder Nominees) that in either case will be included in the corporation’s proxy materials for a regular meeting of shareholders as unopposed (by the corporation) nominees pursuant to any agreement, arrangement or other understanding with any shareholder or group of shareholders; and

(D)the number of incumbent directors who were Shareholder Nominees at any of the preceding two (2) regular meetings of shareholders and whose reelection at the upcoming regular meeting is being recommended by the Board of Directors.

(ii)Any Nominating Shareholder submitting more than one Shareholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 2.13 shall rank such Shareholder Nominees based on the order that the Nominating Shareholder desires such Shareholder Nominees to be selected for inclusion in the corporation’s proxy materials. In the event that the number of Shareholder Nominees submitted by Nominating Shareholders pursuant to this Section 2.13 exceeds the Maximum Number, the highest ranking Shareholder Nominee who meets the requirements of this Section 2.13 from each Nominating Shareholder will be selected for inclusion in the corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of the shares of common stock of the corporation that each Nominating Shareholder disclosed as Owned in its respective Nomination Notice submitted to the corporation. This selection process will continue with the next highest ranking nominees as many times as necessary, following the same order each time, until the Maximum Number is reached.

(d)Eligible Shareholders.

(i)An Eligible Shareholder or Nominating Group may submit a nomination in accordance with this Section 2.13 only if the Eligible Shareholder or Nominating Group (in the aggregate) has continuously Owned at least the Minimum Percentage of shares of common stock of the corporation (as adjusted for any stock splits, stock dividends, subdivisions, combinations, reclassifications, recapitalizations or similar events) throughout the three (3)-year period preceding and including the date of submission of the Nomination Notice, and continues to Own at least the Minimum Percentage of shares of common stock of the corporation through the date of the regular meeting. No shares may be attributed to more than one Eligible Shareholder. The following shall be treated as one Eligible Shareholder or one member of a Nominating Group if such Eligible Shareholder or member of a Nominating Group shall provide together with the Nomination Notice documentation that demonstrates compliance with the following criteria: (A) funds under common management and investment control; (B) funds under common management and funded primarily by the same employer; or (C) a “family of investment companies” or a “group of investment companies” (each as defined in or under the Investment Company Act of 1940, as amended).

(ii)For the avoidance of doubt, in the event of a nomination by a Nominating Group, any and all requirements and obligations for a given Eligible Shareholder (including each and every fund or company that comprises the Nominating Group) that are set forth in this Section 2.13, including the minimum holding period, shall apply to each member of such Nominating Group; provided, however, that the Minimum Percentage of shares shall apply to the Ownership of the Nominating Group in the aggregate. In the event that any shareholder withdraws from a Nominating Group at any time prior to the regular meeting of shareholders, the Nominating Group shall only be deemed to Own the shares held by the remaining members of that Nominating Group.  No shareholder shall be permitted to be in more than one Nominating Group.

(e)Timely Nomination Notice. To be timely, a Nomination Notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the 5:00 p.m. Eastern Time on the one hundred twentieth (120th) day nor earlier than the 5:00 p.m. Eastern Time on the one hundred fiftieth (150th) day prior to the first anniversary of the date (as stated in the corporation’s proxy materials relating to that regular meeting) on which the corporation first mailed its proxy statement for the previous year’s regular meeting of shareholders of the corporation, except where information or documents are required to be provided after the date the Nomination Notice is first submitted, as set forth in this

Section 2.13; provided, however, that, in the event that no regular meeting was held in the previous year or the date of the regular meeting is more than thirty (30) days before or more than sixty (60) days after the first anniversary of the preceding year’s regular meeting, then, to be timely, the Nomination Notice must be so delivered not later than 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which public announcement of the date of the regular meeting is first made. In no event shall any adjournment or postponement of a regular meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a Nomination Notice.
(f)Nomination Notice. The Nomination Notice shall consist of, collectively, the following information, documents and agreements which shall, for the avoidance of doubt, be compiled, completed and submitted by the Nominating Shareholder or its representatives at its own cost:

(i)with respect to the Nominating Shareholder or, in the case of a Nominating Group, each member of the Nominating Group, documentary evidence in the form of one or more written statements from the record holder of the shares of common stock of the corporation (and from each intermediary through which the shares are or have been held during the requisite three (3)-year holding period, provided that each such intermediary must be a participant in the Depository Trust Company or an affiliate of a participant in the Depository Trust Company) and a representation from the Nominating Shareholder (or the Authorized Group Member on behalf of each member of a Nominating Group) verifying and certifying that, as of a date within seven (7) calendar days prior to the date of the Nomination Notice, the Nominating Shareholder (individually or collectively, in the case of a Nominating Group) Owns, and has continuously Owned for the preceding three (3) years, the Minimum Percentage of shares, and the Nominating Shareholder’s agreement to provide, within five (5) business days after the record date for the regular meeting, documentary evidence in the form of written statements from each record holder and intermediary and a representation from the Nominating Shareholder (or the Authorized Group Member on behalf of each member of a Nominating Group) verifying and certifying the Nominating Shareholder’s continuous Ownership (individually or collectively, in the case of a Nominating Group) of the Minimum Percentage of shares through the record date;

(ii)an undertaking to provide immediate notice if the Nominating Shareholder ceases to Own the Minimum Percentage of shares prior to the date of the regular meeting;

(iii)a copy of the Schedule 14N (or any successor form) relating to the Shareholder Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with SEC rules;

(iv)the written consent of each Shareholder Nominee to being named in the corporation’s proxy statement, form of proxy and ballot as a nominee and to serving a full term as a director if elected;

(v)a written notice of the nomination of such Shareholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including, for the avoidance of doubt, each member of a Nominating Group):

(A)the information and other deliverables that would be required to be set forth in a shareholder’s notice of nomination pursuant to Section 2.10 of these Bylaws, as if the Nominating Shareholder were the nominating shareholder under that section;

(B)to the extent not included in the response to Section 2.13(f)(v)(A) above, a detailed description of all material relationships, between or among the Nominating Shareholder, on the one hand, and each Shareholder Nominee, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K (or its successor Item) if the Nominating Shareholder were the “registrant” for purposes of such item and the Shareholder Nominee were a director or executive officer of such registrant;

(C)the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(D)a representation and warranty that the Nominating Shareholder acquired securities of the corporation in the ordinary course of business and did not acquire, and is not holding, securities of the corporation for the purpose or with the effect of influencing or changing control of the corporation;

(E)a representation and warranty that the Nominating Shareholder has not nominated and a covenant that it will not nominate for election to the Board of Directors at the regular meeting any person other than such Nominating Shareholder’s Shareholder Nominee(s);

(F)a representation and warranty that the Nominating Shareholder has not engaged in and a covenant that it will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the regular meeting, other than with respect to such Nominating Shareholder’s Shareholder Nominee(s) or any nominee of the Board of Directors;

(G)a covenant that the Nominating Shareholder will not use or distribute any proxy card other than the corporation’s proxy card in soliciting proxies in connection with the election of a Shareholder Nominee at the regular meeting;

(H)a representation and warranty that the Shareholder Nominee’s candidacy or, if elected, membership on the Board of Directors would not violate any applicable law, rule or regulation to which the corporation is subject, including the Stock Exchange Rules;

(I)a representation and warranty that the Shareholder Nominee: (1) qualifies as independent under the Stock Exchange Rules and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors and (2) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act or Item 401(f) of Regulation S-K (or any successor rule), without reference to whether the event is material to an evaluation of the ability or integrity of the Shareholder Nominee;

(J)a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 2.13(d);

(K)a covenant that the Nominating Shareholder will continue to satisfy the eligibility requirements described in Section 2.13(d) through the date of the regular meeting;

(L)the details of any position of the Shareholder Nominee as an officer or director of any Competitor within the three (3) years preceding the submission of the Nomination Notice;

(M)if desired by the Nominating Shareholder and subject to Section 2.13(g)(ii), a statement for inclusion in the proxy statement in support of the Shareholder Nominee’s election to the Board of Directors. Any such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder; and

(N)in the case of a nomination by a Nominating Group, the designation by all group members of one Authorized Group Member.

(vi)a signed  agreement (the form of which the Nominating Shareholder shall request in writing from the Secretary and which the Secretary shall provide to the Nominating Shareholder within ten (10) days after receiving such request), which must be submitted within ten (10) days after the date on which the Secretary provides the form of agreement, pursuant to which the Nominating Shareholder (including each member of a Nominating Group) agrees:

(A)to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)to file any written solicitation or other communication with the corporation’s shareholders relating to one or more of the corporation’s directors or director nominees or any Shareholder Nominee with the SEC, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any Shareholder Nominee nominated by such Nominating Shareholder with the corporation, its shareholders or any other person or entity, including the Nomination Notice;

(D)to indemnify and hold harmless (jointly with all other members of a Nominating Group, if applicable) the corporation and each of its directors, officers, employees, representatives and agents individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any action, suit or proceeding (whether threatened, pending or completed), whether legal, judicial, administrative or investigative, against the corporation or any of its directors, officers, employees, representatives or agents arising out of or relating to a failure or alleged failure of the Nominating Shareholder or Shareholder Nominee to comply with, or any breach or alleged breach of, its, or his or her, as applicable, obligations, agreements or representations under or pursuant to this Section 2.13;

(E)to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Secretary if any information included in the Nomination Notice, or in any other communication by the Nominating Shareholder (including with respect to any member of a Nominating Group) with the corporation, its shareholders or any other person or entity in connection with the nomination or election, ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading) and promptly notify the corporation of the information that is required to correct the misstatement or omission; and

(F)in the event that the Nominating Shareholder (including any member of a Nominating Group) has failed to continue to satisfy the eligibility requirements described in Section 2.13(d), to promptly notify the corporation.

(vii)a completed and signed questionnaire, representation and agreement pursuant to Section 2.13(h) (the forms of which such person shall request in writing from the Secretary and which the Secretary shall provide to such person within ten (10) days after receiving such request), which must be submitted within ten (10) days after the date on which the Secretary of the corporation provides the Nominating Shareholder (or the Authorized Group Member, in the case of a Nominating Group) the forms of questionnaire, representation and agreement.

The information and documents required by this Section 2.13(f) shall be provided with respect to and executed by the Nominating Shareholder (and each member of a Nominating Group), and provided with respect to the persons and entities specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item).  The Nomination Notice shall be deemed submitted at the time at which all of the information and documents referred to in this Section 2.13(f) (other than such information and documents required to be provided after the date the Nomination Notice is first submitted) have been delivered to the Secretary.

(g)Exclusion or Disqualification of Shareholder Nominees.

(i)If, after the deadline for submitting a Nomination Notice as set forth in Section 2.13(e), a Nominating Shareholder becomes ineligible or withdraws its nomination or a Shareholder Nominee becomes ineligible or unwilling to serve on the Board of Directors, whether before or after the mailing of the corporation’s definitive proxy statement, the corporation shall not be required to include in its proxy statement or on any ballot or form of proxy the Shareholder Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder.

(ii)Notwithstanding anything to the contrary contained in this Section 2.13, the corporation may omit from its proxy materials any Shareholder Nominee, and any information concerning such Shareholder Nominee (including a Nominating Shareholder’s statement in support), and communicate to its shareholders that such Shareholder Nominee will not be eligible for election at the regular meeting or that no vote will be held or occur as to such Shareholder Nominee, if:

(A)the corporation receives a notice (whether or not subsequently withdrawn) that a shareholder intends to nominate any candidate for election to the Board of Directors at the regular meeting pursuant to the advance notice requirements for shareholder nominees set forth in Section 2.10 of these Bylaws;

(B)the Nominating Shareholder has engaged or is currently engaged in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the regular meeting, other than with respect to such Nominating Shareholder’s Shareholder Nominee(s) or any nominee of the Board of Directors;

(C)the Nominating Shareholder or the Authorized Group Member, as applicable, or any qualified representative thereof, does not appear at the regular meeting to present the nomination submitted in accordance with this Section 2.13;

(D)the Board of Directors, acting in good faith, determines that such Shareholder Nominee’s nomination or election to the Board of Directors would result in the corporation violating or failing to be in compliance with these Bylaws or the Articles of Incorporation or any applicable law, rule or regulation to which the corporation is subject, including the Stock Exchange Rules;

(E)the Shareholder Nominee was nominated for election to the Board of Directors pursuant to this Section 2.13 at one of the corporation’s two (2) preceding regular meetings of shareholders and either withdrew from or became ineligible or unavailable for election at such regular meeting or received a vote of less than twenty percent (20%) of the shares of common stock of the corporation entitled to vote for such Shareholder Nominee;

(F)the Shareholder Nominee has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(G)the Nominating Shareholder has failed to continue to satisfy the eligibility requirements described in Section 2.13(d), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement made not misleading), the Shareholder Nominee becomes unwilling or unable to serve on the Board of Directors or any violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Shareholder or the Shareholder Nominee under or pursuant to this Section 2.13;

and, in any such case, such nomination shall be disregarded and no vote on such Shareholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Shareholder Nominee.

(iii)Notwithstanding anything to the contrary contained in this Section 2.13, the corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Shareholder Nominee included in the Nomination Notice, if:

(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority; or

(C)the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

(iv)The corporation may solicit against, and include in the proxy statement its own statement in opposition to the nomination of the Shareholder Nominee and any other statement or information that the corporation or the Board of Directors determines in its discretion to include in the proxy statement relating to the Shareholder Nominee.

(h)Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election as a director of the corporation pursuant to this Section 2.13, the person proposed to be nominated must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2.13) to the Secretary at the principal executive offices of the corporation a completed and signed questionnaire (the form of which such person shall request in writing from the Secretary and which the Secretary shall provide to such person within ten (10) days after receiving such request) with respect to the background and qualification of such person to serve as a director of the corporation and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made and a signed representation and agreement (the form of which such person shall request in writing from the Secretary and which the Secretary shall provide to such person within ten (10) days after receiving such request) that such person:
(i)is not and will not become a party to (A) any Voting Commitment that has not been disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law;

(ii)is not and will not become a party to any Compensation Arrangement that has not been disclosed to the corporation;

(iii)if elected as a director of the corporation, will comply with all applicable rules of any securities exchanges upon which the corporation’s securities are listed, the Articles of Incorporation, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the corporation generally applicable to directors (which other guidelines and policies will be provided to such nominee within five (5) business days after the Secretary receives any written request therefor from such nominee), and all applicable fiduciary duties under state law;

(iv) ) intends to serve as a director for the full term for which such person is to stand for election;

(v)if elected as a director of the corporation, will act in the best interests of the corporation and its shareholders and not in the interests of individual constituencies; and

(vi)will promptly provide to the corporation such other information as it may reasonably request.

Article 3.
DIRECTORS
3.1)General Powers.  The property, affairs and business of the corporation shall be managed by a Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws required to be exercised or done by the shareholders.
3.2)Number, Term and Qualifications.  At each regular meeting of the shareholders, the shareholders shall determine the number of directors, which shall not be less than the minimum required by law; provided, that between regular meetings the authorized number of directors may be increased by the shareholders or by the Board of Directors or decreased by the shareholders.  Each director at each regular meeting of shareholders shall be elected for a term of one (1) year and shall hold office until his or her successor is elected and qualified, or until his or her resignation or removal as provided by statute.

3.3)Vacancies.  Vacancies on the Board of Directors shall be filled by the remaining members of the Board, though less than a quorum; provided that newly created directorships resulting from an increase in the authorized number of directors shall be filled by two-thirds (2/3) of the directors serving at the time of such increase.  Persons so elected shall be directors until their successors are elected by the shareholders, who may make such election at their next regular meeting or at any special meeting duly called for that purpose.
3.4)Quorum and Voting.  A majority of the whole Board of Directors shall constitute a quorum for the transaction of business except that when a vacancy or vacancies exist, a majority of the remaining directors (provided such majority consists of not less than two (2) directors) shall constitute a quorum.  Except as otherwise provided in the Articles of Incorporation or these Bylaws, the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors.
3.5)Regular Meetings.  Regular meetings of the Board of Directors shall be held from time to time at such time and place as may from time to time be fixed by resolution adopted by a majority of the entire Board of Directors.  No notice need be given of any regular meeting.
3.6)Special Meetings.  Special meetings of the Board of Directors may be held at such time and place as may be designated in the notice or the waiver of notice of the meeting.  Special meetings of the Board of Directors may be called by the Chair, the Lead Director or any three members of the Board.  Unless notice shall be waived by all directors, notice of such special meeting (including a statement of the purposes thereof) shall be given to each director at least twenty-four (24) hours in advance of the meeting if oral or two (2) days in advance of the meeting if by mail, electronic mail, facsimile or other written communication; provided that if the person or persons calling the meeting deem necessary or appropriate in the circumstances and notice is given orally, a meeting may be called on less than twenty-four (24) hours’ notice.  Attendance at a meeting by any director, without objection in writing by him, shall constitute a waiver of notice of such meeting.
3.7)Compensation.  Directors who are not salaried officers of the corporation shall be compensated as determined from time to time by resolution of the Board of Directors.  Nothing herein contained shall be construed to preclude any director from serving this corporation in any other capacity and receiving proper compensation therefor.
3.8)Committees.  The Board of Directors may, by resolution approved by affirmative vote of a majority of the Board, establish committees, including but not limited to an Audit Committee, Nominations and Governance Committee, and Executive Compensation Committee.  Each such committee shall have the authority of the Board of Directors in the management of the business of the corporation only to the extent provided in the resolution.  Each such committee shall consist of one or more natural persons (who, except otherwise required by law or corporation policies, need not be directors) appointed by the affirmative vote of a majority of the directors present, and shall, other than special litigation committees that consider legal rights or remedies of the corporation and whether those rights and remedies should be pursued, be subject at all times to the direction and control of the Board of Directors.  Committees shall be governed by the same rules regarding meetings, action without meetings, notice and waiver of notice, quorum, and voting requirements as applied to the Board of Directors.
3.9)Chair of the Board.  The Chair of the Board shall be chosen from among the directors and may be the Chief Executive Officer.  Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the Chair of the Board shall preside at all meetings of shareholders and of the Board. The Chair of the Board shall have such other powers and duties as may from time to time be assigned by the Board.

3.10)Lead Director.  The Board may include a Lead Director. The Lead Director shall be one of the directors who has been determined by the Board to be an independent director. The Lead Director shall preside at all meetings of the Board at which the Chair of the Board is not present, preside over the executive sessions of the independent directors, serve as a liaison between the Chair of the Board and the Board and have such other responsibilities, and perform such duties, as may from time to time be assigned to him or her by the Board.  The Lead Director shall be elected by a majority of the independent directors.
3.11)Director Qualifications.  In order to be eligible to become a director of the corporation, a person must not have (a) been convicted of a felony by a court of competent jurisdiction, which conviction is no longer subject to direct appeal, or (b) any material personal, financial or professional interests in any Competitor that, in the reasonable judgment of the Board of Directors, would limit or interfere with such person’s ability to properly discharge, or that would otherwise conflict with, such person’s obligations to the corporation and its shareholders.
Article 4.

OFFICERS
4.1)Number and Designation.  The Board of Directors shall elect a Chief Executive Officer, a Secretary, a Chief Financial Officer and any other executive officers, and either the Board of Directors or the Chief Executive Officer may elect or appoint one or more Vice Presidents and such other officers and agents as the Board of Directors or the Chief Executive Officer may from time to time determine, each of whom shall have the powers, rights, duties and responsibilities as set forth in the Minnesota Statutes or as determined by the Board from time to time.  Any of the offices may be held by the same person.  Each officer shall hold office until his or her successor is appointed and qualified or until said officer’s earlier death, resignation, or removal.
4.2)Election, Term of Office and Qualifications.  At the first meeting of the Board of Directors following each election of directors, the Board shall elect or appoint the executive officers provided for in Section 4.1 and such officers shall hold office until the next election of officers or until their successors are elected or appointed and qualify; provided, however, that any such executive officer may be removed with or without cause by the affirmative vote of a majority of the entire Board of Directors (without prejudice, however, to any contract rights of such officer) and any officer other than the those appointed by the Board may be removed with or without cause by the Chief Executive Officer.
4.3)Resignations.  Any officer may resign at any time by giving written notice to the Board of Directors or to the Chair, Chief Executive Officer or Secretary.  The resignation shall take effect at the time specified in the notice and, unless otherwise specified therein, acceptance of the resignation shall not be necessary to make it effective.
4.4)Vacancies in Office.  If there be a vacancy in the office of Chief Executive Officer, Secretary, Chief Financial Officer or any other executive officer position, it shall be filled by the Board of Directors, and any vacancy in any other office of the corporation shall be filled by the Board of Directors or the Chief Executive Officer.
Article 5.

INDEMNIFICATION
5.1)Indemnification of Directors and Officers.  To the full extent permitted by Minnesota Statutes, Section 302A.521, as amended from time to time, or by other provisions of law, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, wherever brought, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, partner, trustee, governor, manager, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.  The indemnification provided by this Section 5.1 shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs, executors and administrators of such person. Notwithstanding the foregoing, except for actions, suits or proceedings to enforce any director’s or officer’s rights to indemnification or advancement of expenses, the corporation shall not be obligated to indemnify any director or officer, or advance expenses of any director or officer, (or such director’s or officer’s heirs, executors or personal or legal representatives) in connection with any action, suit or proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.
5.2)Indemnification of Employees.  Each person who is not eligible for indemnification pursuant to Section 5.1 above and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, wherever brought, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified by the corporation by action of the Board of Directors in accordance with the procedures described by the Minnesota Statutes, Chapter 302A, as amended from time to time, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, no person covered by this Section 5.2 shall be entitled to indemnification or advances for such person’s negligent, willful conduct or unlawful activity (regardless of action or omission).  The indemnification provided by this Section 5.2 shall continue as to a person who has ceased to be an employee and shall inure to the benefit of the heirs, executors and administrators of such person.
5.3)Advance Payments.  The corporation may pay in advance of final disposition expenses incurred in actions, suits and proceedings specified in Sections 5.1 and 5.2 above and in accordance with the standards and procedures set forth in Section 5.1, with respect to officers and directors, and Section 5.2, with respect to employees not covered by Section 5.1.
5.4)Insurance.  To the full extent permitted by Minnesota Statutes, Section 302A.521, as amended from time to time, or by other provisions of law, the corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person and incurred by such person in such capacity.
5.5)Effect of Modifications.  Any amendment, repeal or modification of any provision contained in this Article 5 shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

Article 6.

SHARES AND THEIR TRANSFER
6.1)Certificated or Uncertificated Stock.  Shares of the corporation may be certificated, uncertificated, or a combination thereof.  A certificate representing shares of the corporation shall be in such form as the Board of Directors may prescribe, certifying the number of shares of stock of the corporation owned by such shareholder.  The certificates for such stock shall be numbered (separately for each class) in the order in which they are issued and shall, unless otherwise determined by the Board of Directors, be signed by the Chair and the Secretary or an Assistant Secretary of the corporation, if there be one.
6.2)Stock Record.  As used in these Bylaws, the term “shareholder” shall mean the person, firm or corporation in whose name outstanding shares of capital stock of the corporation are currently registered on the stock record books of the corporation.  A record shall be kept of the name of the person, firm or corporation owning the stock represented by such certificates respectively, the respective dates thereof and, in the case of cancellation, the respective dates of cancellation.  Every certificate surrendered to the corporation for exchange or transfer shall be cancelled and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled (except as provided for in Section 6.5 of this Article 6).
6.3)Facsimile Signatures. Where a certificate is signed (1) by a transfer agent or an assistant transfer agent, or (2) by a transfer clerk acting on behalf of the corporation and a registrar, the signature of any such Chair, Secretary or Assistant Secretary may be a facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on any such certificate or certificates shall cease to be such officer or officers of the corporation before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation.
6.4)Transfer of Shares.  Transfer of shares on the books of the corporation may be authorized only by the registered holder of such shares (or the shareholder’s legal representative or duly authorized attorney in fact). In the case of shares represented by a certificate, transfer of such shares shall only occur upon surrender of the certificate duly endorsed, while transfer of uncertificated shares shall only occur upon a shareholder’s compliance with such procedures the corporation or its transfer agent may require.
6.5)Lost Certificate.  Any shareholder claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact in such form as the Board of Directors may require, and shall, if the directors so require, give the corporation a bond of indemnity in form and with one or more sureties satisfactory to the Board of at least double the value, as determined by the Board of Directors, of the stock represented by such certificate in order to indemnify the corporation against any claim that may be made against it on account of the alleged loss or destruction of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been destroyed or lost.
Article 7.

GENERAL PROVISIONS
7.1)Dividends.  Subject to the provisions of the Articles of Incorporation and of these Bylaws, the Board of Directors may declare dividends from the net earnings or net assets of the corporation available for dividends whenever and in such amounts as, in its opinion, the condition of the affairs of the corporation shall render it advisable and to the extent permitted by law.
7.2)Surplus and Reserves.  Subject to the provisions of the Articles of Incorporation and of these Bylaws, the Board of Directors in its discretion may use and apply any of the net earnings or net assets of the corporation available for such purpose to purchase or acquire any of the shares of the capital stock of the corporation in accordance with law, or any of its bonds, debentures, notes, scrip or other securities or evidences of indebtedness, or from time to time may set aside from it net assets or net earnings such sums as it, in its absolute discretion, may think proper as a reserve fund to meet contingencies, for the purpose of maintaining or increasing the property or business of the corporation, or for any other purpose it may think conducive to the best interests of the corporation.
7.3)Fiscal Year.  The fiscal year of the corporation shall be established by the Board of Directors.
7.4)Seal.  The corporation shall have such corporate seal or no corporate seal as the Board of Directors shall from time to time determine.
7.5)Securities of Other Corporations.
(a)Voting Securities Held by the Corporation.  Unless otherwise ordered by the Board of Directors, the Chief Executive Officer shall have full power and authority on behalf of the corporation (i) to attend and to vote at any meeting of security holders of other companies in which the corporation may hold securities; (ii) to execute any proxy for such meeting on behalf of the corporation and (iii) to execute a written action in lieu of a meeting of such other company on behalf of this corporation.  At such meeting, by such proxy or by such writing in lieu of meeting, the Chief Executive Officer shall possess and may exercise any and all rights and powers incident to the ownership of such securities that the corporation might have possessed and exercised if it had been present.  The Board of Directors may, from time to time, confer like powers upon any other person or persons.
(b)Purchase and Sale of Securities.  Unless otherwise ordered by the Board of Directors, the Chief Executive Officer shall have full power and authority on behalf of the corporation to purchase, sell, transfer or encumber any and all securities of any other company owned by the corporation and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance.  The Board of Directors may, from time to time, confer like powers upon any other person or persons.
7.6)Exclusive Forum. Unless the corporation consents in writing to the selection of an alternative forum, the state or federal court located in Hennepin County, Minnesota shall be the sole and exclusive forum for (i) any derivative action or proceeding by or in the right of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee or agent of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Minnesota Business Corporation Act or the corporation’s Amended and Restated Articles of Incorporation or Third Amended and Restated Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Section 7.6 is filed in a court other than a state or federal court in Hennepin County, Minnesota by any shareholder, such shareholder shall be deemed to have consented to the personal jurisdiction of the state or federal courts in Hennepin County, Minnesota in connection with any action brought in any such court to enforce this Section 7.6. If any provision of this Section 7.6 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 7.6 (including, without limitation, each portion of any sentence of this Section 7.6 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.
Article 8.

MEETINGS
8.1)Waiver of Notice.  Whenever any notice whatsoever is required to be given by these Bylaws, the Articles of Incorporation or any of the laws of the State of Minnesota, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before, at or after the time stated therein, shall be deemed equivalent to the actual required notice.
8.2)Participation by Conference Telephone.  Members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board of Directors or of such committee by means of conference telephone, videoconference, or similar communications equipment whereby all persons participating in the meeting can hear and communicate with each other, and participation in a meeting pursuant to this Section 8.2 shall constitute presence in person at such meeting.  The place of the meeting shall be deemed to be the place of origination of the conference telephone call or similar communication technique.
8.3)Authorization Without Meeting.  Any action of the shareholders, the Board of Directors, or any lawfully constituted committee of the corporation which may be taken at a meeting thereof, may be taken without a meeting if authorized by a writing signed by all of the holders of shares who would be entitled to vote on that action, by all of the directors, or by all of the members of such committee, as the case may be.
Article 9.

AMENDMENTS OF BYLAWS
9.1)Amendments.  These Bylaws may be altered, amended, added to or repealed by the affirmative vote of a majority of the members of the Board of Directors at any regular meeting of the Board or at any special meeting of the Board of Directors called for that purpose, subject to (i) the power of the shareholders to change or repeal such Bylaws and (ii) any other limitations on the authority of the Board, in each case as provided by the Minnesota Business Corporation Act.